EXHIBIT 99.1

                                    AMENDMENT
                                     TO THE
                               CELGENE CORPORATION
                            1998 STOCK INCENTIVE PLAN
                   (AMENDED AND RESTATED AS OF APRIL 23, 2003
                             AND AS FURTHER AMENDED)

     WHEREAS, the Celgene Corporation (the "Company") maintains the Celgene Corporation 1998 Stock Incentive Plan, as amended and restated as of April 23, 2003 and as further amended (the "Plan");

     WHEREAS, pursuant to Article 12 of the Plan, the Board of Directors of the Company (the "Board") may at any time, and from time to time, amend, in whole or in part, any or all of the provisions of the Plan; and

     WHEREAS, the Board desires to amend the Plan, effective as of April 14, 2005.

     NOW, THEREFORE, pursuant to Article 12 of the Plan, the Plan is hereby amended, effective as of April 14, 2005, subject to stockholder approval in the case of paragraph 3 below, as follows:

     1. The first sentence of Section 2.7 of the Plan is amended in its entirety to read as follows:

          " `Committee' shall mean a Management Compensation and Development Committee or such other committee or subcommittee appointed from time to time by the Board, which shall be intended to consist of two (2) or more non-employee directors, each of whom shall be, to the extent required by Rule 16b-3 (as defined herein), a "non-employee director" as defined in Rule 16b-3 and, to the extent required by Section 162(m) of the Code and any regulations thereunder, an "outside director" as defined under Section 162(m) of the Code and to the extent required by NASD Rule 4200(a)(15) or such other applicable stock exchange rule, an `independent director.' "

     2. Section 2.30 of the Plan is amended by adding the following language at the end thereof:

          "Notwithstanding the foregoing, Stock Appreciation Rights granted on or after January 1, 2005 shall be settled solely in shares of Common Stock."

     3. The first sentence of Section 4.1(a) of the Plan is amended in its entirety to read as follows:

          "The aggregate number of shares of Common Stock which may be issued or used for reference purposes under this Plan or with respect to which all Awards may be granted shall not exceed 31,000,000 shares (subject to any


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          increase or decrease  pursuant  to Section  4.2);  provided, however, that notwithstanding the foregoing, no more than 750,000 shares (subject to any increase or decrease pursuant to Section 4.2) shall be subject to Awards of Restricted Stock or Performance-Based Awards denominated in shares of Common Stock."

     4. Section 6.3(h) of the Plan is amended by adding the following language at the end thereof:

          "Notwithstanding the foregoing, Stock Options granted on or after October 1, 2004 may not permit `reloads.' "

     5. The first sentence of Section 7.3(a)(i) of the Plan is amended in its entirety to read as follows:

          "The Participant shall not be permitted to Transfer shares of Restricted Stock awarded under this Plan during a period set by the Committee (the "Restriction Period") commencing with the date of such Award, as set forth in the Restricted Stock Award agreement and such agreement shall set forth a vesting schedule and any events which would accelerate vesting of the shares of Restricted Stock; provided, however, that shares of Restricted Stock shall be subject to a minimum vesting schedule of at least one year, subject to acceleration in the event of the Participant's Retirement, Disability, death or involuntary termination without Cause."

     6. Section 9.2(b) of the Plan is amended in its entirety to read as follows:

          "(b) Vesting. Any Award under this Article 9 and any Common Stock covered by any such Award shall vest or be forfeited to the extent so provided in the Award agreement, as determined by the Committee, in its sole discretion; provided, however, that such Awards and Common Stock shall be subject to a minimum vesting schedule of at least one year, subject to, subject to acceleration in the event of the Participant's Retirement, Disability, death or involuntary termination without Cause."

     7. Section 9.2(c) of the Plan is amended in its entirety to read as follows:

          "(c) Waiver of  Limitation.  Subject to the  limitations  of
          Section 9.2(b), in the event of the Participant's Retirement, Disability, death or involuntary termination without Cause, the Committee may, in its sole discretion, waive in whole or in part any or all of the limitations imposed hereunder (if any) with respect to any or all of an Award under this Article."